Pricing Supplement Dated June 22, 1998                       Rule 424 (b) (3)
(To Prospectus dated March 2, 1998 and                       File No. 333-45373
Prospectus Supplement dated March 2, 1998)

                                PHH CORPORATION
                               MEDIUM-TERM NOTES

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Principal Amount:              $150,000,000           Trade date:         June 22, 1998
Currency or Currency  Unit:    US Dollars             Original Issue Date:     July 6, 1998
Issue Price:                   100%                   Agent's Discount or Commission: 0.07806%
Net Proceeds to Issuer:        $149,882,910           Agent (s): Merrill Lynch & Co.
Maturity Date:                  July 6, 1999          CUSIP Number:     69332H FP 6
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Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [ ] Commercial Paper Rate     [ ] CD Rate    [X] Federal Funds Effective Rate
                           [ ] LIBOR      [ ] Treasury Rate    [ ] Prime Rate  [ ] Other

                                (  ) Reuters Page:                          (see attached)
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                                (  ) Telerate Page:
                                                    ------------------

Spread:                       plus .225%

Initial Interest Rate:        To be determined July 5, 1998

Interest Reset Dates:         Each Business Day to but Excluding the Maturity
                              Date

Interest Determination Date:  One Business Day Prior to Interest Reset Date

Interest Payment Dates:       October 6, 1998, January 6, 1999, April 6, 1999,
                              July 6, 1999 or following Business Day

Index Maturity:               Daily

Day Count Convention:         [X] Actual/360    [ ] Actual/Actual    [ ] 30/360

Option to Receive Payments in Specified Currency:    [ ] Yes     [ ] No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:                   %
     Annual Redemption Price Reduction:                   % until Redemption
     Price is 100% of the Principal Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ] Yes       [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X] Global       [ ] Certificated

Agent's Capacity:  [ ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public
             offering price of                   % of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of
                       % of Principal Amount.

Other Terms:
         The Agents from time to time perform investment banking and other financial services for the Company and its affiliates, including its parent company, Cendant Corporation ("Cendant"). Federal class action lawsuits have been commenced against Cendant and others alleging securities law violations in connection with public statements relating to Cendant's common stock and its public offering of FELINE PRIDES ("PRIDES") on February 24, 1998. Merrill Lynch & Co., as an underwriter of the PRIDES offering, is or may be named as a defendant in certain of these cases.